Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Strong Third-Quarter Results and Raises 2013 EPS Guidance

▪	Core EPS (non-GAAP)* rose 16 percent to $1.80 on strong operating performance; GAAP EPS of $1.51

▪	Revenue increased 11 percent to $22.1 billion reflecting higher commercial deliveries

▪	Backlog grew to a record $415 billion, including $27 billion of net orders during the quarter

▪	Operating cash flow before pension contributions* increased to $4.3 billion

▪	2013 Core EPS guidance increased to between $6.50 and $6.65; GAAP EPS to between $5.40 and $5.55

Table 1. Summary Financial Results	Third Quarter			Nine Months
(Dollars in Millions, except per share data)	2013	2012	Change	2013	2012	Change

Revenues	$22,130	$20,008	11%	$62,838	$59,396	6%

Non-GAAP*
Core Operating Earnings	$2,143	$1,793	20%	$6,038	$5,353	13%
Core Operating Margin	9.7%	9.0%	0.7 Pts	9.6%	9.0%	0.6 Pts
Core Earnings Per Share	$1.80	$1.55	16%	$5.20	$4.43	17%
Operating Cash Flow Before Pension Contributions	$4,308	$2,346	84%	$8,312	$4,854	71%
GAAP
Earnings From Operations	$1,803	$1,559	16%	$5,047	$4,666	8%
Operating Margin	8.1%	7.8%	0.3 Pts	8.0%	7.9%	0.1 Pts
Net Earnings	$1,158	$1,032	12%	$3,352	$2,922	15%
Earnings Per Share	$1.51	$1.35	12%	$4.36	$3.84	14%
Operating Cash Flow	$2,808	$1,596	76%	$6,799	$3,341	104%
* Non-GAAP measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that the company believes are not reflective of underlying business performance. Complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
CHICAGO, October 23, 2013 – The Boeing Company [NYSE: BA] reported third-quarter core earnings per share (non-GAAP) increased 16 percent* to $1.80, driven by strong performance across the company's businesses (Table 1). Third-quarter core operating earnings (non-GAAP) increased 20 percent* to $2.1 billion from the same period of the prior year. Third-quarter revenue was $22.1 billion, GAAP earnings from operations was $1.8 billion and earnings per share was $1.51. Core earnings per share guidance increased to between $6.50 and $6.65 and

GAAP earnings per share guidance increased to between $5.40 and $5.55, reflecting the strong performance. The company also increased its 2013 operating cash flow outlook to greater than $7 billion, which includes $1.5 billion of discretionary pension contributions, and reaffirmed its 2013 revenue guidance.
"Consistently strong operating performance is driving higher earnings, revenue and cash flow as we deliver on our record backlog and return increased value to shareholders," said Boeing Chairman, President and CEO Jim McNerney. "During the quarter, Commercial Airplanes completed the first flight of the 787-9 and delivered 170 airplanes, while Defense, Space & Security maintained solid performance and captured $7 billion in new orders. Despite the uncertainty of the U.S. defense market, overall our customer-focused business strategies and disciplined execution on our programs are producing the results we expect, and our strong year-to-date performance and positive outlook allow us to increase our 2013 guidance for earnings and operating cash flow."

Table 2. Cash Flow	Third Quarter		Nine Months
(Millions)	2013	2012	2013	2012
Operating Cash Flow Before Pension Contributions*	$4,308	$2,346	$8,312	$4,854
Pension Contributions	($1,500)	($750)	($1,513)	($1,513)
Operating Cash Flow	$2,808	$1,596	$6,799	$3,341
Less Additions to Property, Plant & Equipment	($484)	($428)	($1,460)	($1,208)
Free Cash Flow*	$2,324	$1,168	$5,339	$2,133
Operating cash flow before pension contributions* in the quarter was $4.3 billion, reflecting higher commercial airplane production rates, strong core operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 7.6 million shares for $0.8 billion and paid $0.4 billion in dividends, reflecting an 11 percent increase in dividends paid compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 13	Q2 13
Cash	$10.0	$8.7
Marketable Securities[1]	$5.9	$5.6
Total	$15.9	$14.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$7.0	$7.0
Boeing Capital Corporation, including intercompany loans	$2.6	$2.6
Total Consolidated Debt	$9.6	$9.6
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $15.9 billion at quarter-end (Table 3), up from $14.3 billion at the beginning of the quarter. Debt was $9.6 billion, unchanged from the beginning of the quarter.
Total company backlog at quarter-end was a record $415 billion, up from $410 billion at the beginning of the quarter, and included net orders for the quarter of $27 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter			Nine Months
(Dollars in Millions)	2013	2012	Change	2013	2012	Change

Commercial Airplanes Deliveries	170	149	14%	476	436	9%

Revenues	$13,987	$12,186	15%	$38,301	$34,966	10%
Earnings from Operations	$1,617	$1,153	40%	$4,289	$3,445	24%
Operating Margins	11.6%	9.5%	2.1 Pts	11.2%	9.9%	1.3	Pts
Boeing Commercial Airplanes third-quarter revenue increased to $14.0 billion and operating margin improved to 11.6 percent on higher delivery volume and continued strong operating performance (Table 4).
During the quarter, the 787-9 completed first flight. With the successful launch of the 787-10 and continued strong demand for the 787 family of airplanes, the company intends to increase the 787 production rate from 10 to 12 per month in 2016, with plans to increase to 14 per month before the end of the decade.
Commercial Airplanes booked 200 net orders during the quarter. Backlog remains strong with nearly 4,800 airplanes valued at a record $345 billion.
Boeing Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter			Nine Months
(Dollars in Millions)	2013	2012	Change	2013	2012	Change
Revenues
Boeing Military Aircraft	$3,543	$3,710	(5)%	$11,541	$11,982	(4)%
Network & Space Systems	$2,231	$2,055	9%	$6,240	$5,887	6%
Global Services & Support	$2,272	$2,074	10%	$6,561	$6,395	3%
Total BDS Revenues	$8,046	$7,839	3%	$24,342	$24,264	—
Earnings from Operations
Boeing Military Aircraft	$221	$424	(48)%	$1,024	$1,176	(13)%
Network & Space Systems	$193	$179	8%	$486	$424	15%
Global Services & Support	$259	$224	16%	$771	$717	8%
Total BDS Earnings from Operations	$673	$827	(19)%	$2,281	$2,317	(2)%
Operating Margins	8.4%	10.5%	(2.1) Pts	9.4%	9.5%	(0.1) Pts
Boeing Defense, Space & Security’s third-quarter revenue was $8.0 billion, while operating margin was 8.4 percent (Table 5).
Boeing Military Aircraft (BMA) third-quarter revenue was $3.5 billion, primarily reflecting lower delivery volume. Operating margin decreased to 6.2 percent, impacted by mix and one-time charges on the F-15 and C-17 programs. During the quarter, BMA was awarded a low-rate initial production award for 13 P-8A Poseidon aircraft.
Network & Space Systems (N&SS) third-quarter revenue was $2.2 billion, reflecting higher sales of Delta inventory and revenue in the Space Launch System program, and operating margin was 8.7 percent.  During the quarter, N&SS was awarded a contract by Mexico’s Satmex for an additional 702 small satellite.

Global Services & Support (GS&S) third-quarter revenue was $2.3 billion, due to higher volume in maintenance, modifications & upgrades.  Operating margin was 11.4 percent, reflecting strong performance.  During the quarter, GS&S achieved first flight on the QF-16 unmanned aircraft and was also awarded a contract by the U.S. Air Force for 56 additional replacement wings for the A-10 aircraft.
Backlog at Defense, Space & Security was $70 billion, of which 38 percent represents orders with international customers.
Additional Financial Information

Table 6. Additional Financial Information	Third Quarter		Nine Months
(Dollars in Millions)	2013	2012	2013	2012
Revenues
Boeing Capital Corporation	$94	$101	$303	$339
Other segment	$26	$27	$80	$79
Unallocated items and eliminations	($23)	($145)	($188)	($252)
Earnings from Operations
Boeing Capital Corporation	$35	$28	$98	$100
Other segment income/(expense)	$44	($74)	($57)	($217)
Unallocated items and eliminations included in core operating earnings	($226)	($141)	($573)	($292)
Unallocated pension/postretirement expense	($340)	($234)	($991)	($687)
Other income, net	$19	$17	$41	$39
Interest and debt expense	($95)	($110)	($290)	($330)
Effective tax rate	32.8%	29.5%	30.1%	33.1%
At quarter-end, Boeing Capital Corporation’s (BCC) net portfolio balance was $4.1 billion and debt-to-equity ratio was 5.0-to-1. Other segment earnings improved $118 million in the quarter primarily due to an insurance recovery. Unallocated items and eliminations included in core operating earnings increased in the third quarter of 2013 partly due to higher deferred compensation expense as a result of stock price appreciation. Total pension expense for the third quarter was $775 million, up from $583 million in the same period last year. Unallocated pension expense included a charge related to the previously announced decision to end C-17 production in 2015 offset by a one-time prior period pension adjustment.

Outlook
The company’s 2013 financial guidance (Table 7) has been updated to reflect continued strong performance in both businesses, generating an expected 12 percent year over year increase in core earnings per share (non-GAAP).

Table 7. Financial Outlook
(Dollars in Billions, except per share data)	2013

The Boeing Company
Revenue	$83 - 86
Core Earnings Per Share*	$6.50 - 6.65
Earnings Per Share	$5.40 - 5.55
Operating Cash Flow Before Pension Contributions*	> $8.5
Operating Cash Flow [1]	> $7

Boeing Commercial Airplanes
Deliveries [2]	635 - 645
Revenue	$51 - 53
Operating Margin	> 10.0%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$16.0
Network & Space Systems	~$7.8
Global Services & Support	~$8.2

Total BDS Revenue	$31.5 - 32.5

Operating Margin
Boeing Military Aircraft	~ 9.0%
Network & Space Systems	~ 7.5%
Global Services & Support	~ 11.5%

Total BDS Operating Margin	> 9.25%

Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~ $0.4
Pre-Tax Earnings	~ $0.05

Research & Development	~ $3.2
Capital Expenditures	~ $2.3
Pension Expense [3]	~ $3.2
Effective Tax Rate	~ 31%
1    After discretionary cash pension contributions of $1.5 billion and assuming new aircraft financings under $0.5 billion.
2    Assumes greater than 60 787 deliveries.
3    Approximately $1.4 billion is expected to be recorded in unallocated items and eliminations.
*    Non-GAAP measures. Complete definitions of Boeing’s use of non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures.”
    Core earnings per share guidance for 2013 increased to between $6.50 and $6.65, up from between $6.20 and $6.40, and earnings per share guidance increased to between $5.40 and $5.55, up from between $5.10 and

$5.30, both reflecting the strong operating performance. Total company 2013 operating cash flow before pension contributions (non-GAAP) is now expected to be greater than $8.5 billion, up from greater than $8.0 billion. Operating cash flow is now expected to be greater than $7 billion in 2013, up from greater than $6.5 billion, including $1.5 billion of discretionary pension contributions.
Commercial Airplanes' operating margin increased to greater than 10.0 percent, up from greater than 9.5 percent. Defense, Space & Security's operating margin increased to greater than 9.25 percent, up from greater than 9.0 percent, reflecting higher margins in Global Services & Support.
Boeing Capital Corporation revenue increased to approximately $0.4 billion, up from approximately $0.3 billion.     Research and development expense for 2013 is now expected to be approximately $3.2 billion, down from approximately $3.3 billion.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2013	2012	2013	2012
Sales of products	$55,310	$51,441	$19,754	$17,415
Sales of services	7,528	7,955	2,376	2,593
Total revenues	62,838	59,396	22,130	20,008

Cost of products	(47,030)	(43,103)	(16,865)	(14,683)
Cost of services	(5,795)	(6,431)	(1,791)	(2,089)
Boeing Capital interest expense	(55)	(85)	(18)	(27)
Total costs and expenses	(52,880)	(49,619)	(18,674)	(16,799)
	9,958	9,777	3,456	3,209
Income from operating investments, net	147	211	59	120
General and administrative expense	(2,856)	(2,774)	(956)	(916)
Research and development expense, net	(2,223)	(2,545)	(755)	(853)
Gain/(loss) on dispositions, net	21	(3)	(1)	(1)
Earnings from operations	5,047	4,666	1,803	1,559
Other income, net	41	39	19	17
Interest and debt expense	(290)	(330)	(95)	(110)
Earnings before income taxes	4,798	4,375	1,727	1,466
Income tax expense	(1,445)	(1,450)	(567)	(432)
Net earnings from continuing operations	3,353	2,925	1,160	1,034
Net loss on disposal of discontinued operations, net of taxes of $0, $2, $0 and $1	(1)	(3)	(2)	(2)
Net earnings	$3,352	$2,922	$1,158	$1,032
Basic earnings per share from continuing operations	$4.40	$3.86	$1.53	$1.36
Net loss on disposal of discontinued operations, net of taxes
Basic earnings per share	$4.40	$3.86	$1.53	$1.36
Diluted earnings per share from continuing operations	$4.36	$3.84	$1.51	$1.35
Net loss on disposal of discontinued operations, net of taxes
Diluted earnings per share	$4.36	$3.84	$1.51	$1.35
Cash dividends paid per share	$1.455	$1.32	$0.485	$0.44
Weighted average diluted shares (millions)	769.8	762.3	769.1	765.2

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2013	December 31 2012
Assets
Cash and cash equivalents	$10,041	$10,341
Short-term and other investments	5,870	3,217
Accounts receivable, net	6,652	5,608
Current portion of customer financing, net	316	364
Deferred income taxes	43	28
Inventories, net of advances and progress billings	41,240	37,751
Total current assets	64,162	57,309
Customer financing, net	3,903	4,056
Property, plant and equipment, net of accumulated depreciation of $14,938 and $14,645	9,987	9,660
Goodwill	5,047	5,035
Acquired intangible assets, net	2,962	3,111
Deferred income taxes	5,957	6,753
Investments	1,168	1,180
Other assets, net of accumulated amortization of $493 and $504	1,447	1,792
Total assets	$94,633	$88,896
Liabilities and equity
Accounts payable	$10,657	$9,394
Accrued liabilities	12,384	12,995
Advances and billings in excess of related costs	20,216	16,672
Deferred income taxes and income taxes payable	5,504	4,485
Short-term debt and current portion of long-term debt	919	1,436
Total current liabilities	49,680	44,982
Accrued retiree health care	7,415	7,528
Accrued pension plan liability, net	18,559	19,651
Non-current income taxes payable	299	366
Other long-term liabilities	936	1,429
Long-term debt	8,677	8,973
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,295	4,122
Treasury stock, at cost - 260,351,104 and 256,630,628 shares	(16,865)	(15,937)
Retained earnings	32,647	30,037
Accumulated other comprehensive loss	(16,187)	(17,416)
Total shareholders’ equity	8,951	5,867
Noncontrolling interest	116	100
Total equity	9,067	5,967
Total liabilities and equity	$94,633	$88,896

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2013	2012
Cash flows – operating activities:
Net earnings	$3,352	$2,922
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	156	148
Depreciation and amortization	1,323	1,313
Investment/asset impairment charges, net	38	59
Customer financing valuation benefit	(7)	(4)
Loss on disposal of discontinued operations	1	5
(Gain)/loss on dispositions, net	(21)	3
Other charges and credits, net	48	559
Excess tax benefits from share-based payment arrangements	(86)	(43)
Changes in assets and liabilities –
Accounts receivable	(1,006)	150
Inventories, net of advances and progress billings	(3,631)	(4,588)
Accounts payable	943	857
Accrued liabilities	(338)	(123)
Advances and billings in excess of related costs	3,543	123
Income taxes receivable, payable and deferred	1,336	1,085
Other long-term liabilities	(52)	22
Pension and other postretirement plans	954	571
Customer financing, net	223	254
Other	23	28
Net cash provided by operating activities	6,799	3,341
Cash flows – investing activities:
Property, plant and equipment additions	(1,460)	(1,208)
Property, plant and equipment reductions	47	29
Acquisitions, net of cash acquired	(26)	(18)
Contributions to investments	(9,640)	(10,331)
Proceeds from investments	6,997	6,941
Purchase of distribution rights		(6)
Net cash used by investing activities	(4,082)	(4,593)
Cash flows – financing activities:
New borrowings	547	34
Debt repayments	(1,397)	(1,273)
Repayments of distribution rights financing	(139)	(72)
Stock options exercised, other	871	96
Excess tax benefits from share-based payment arrangements	86	43
Employee taxes on certain share-based payment arrangements	(60)	(72)
Common shares repurchased	(1,799)
Dividends paid	(1,102)	(990)
Net cash used by financing activities	(2,993)	(2,234)
Effect of exchange rate changes on cash and cash equivalents	(24)	19
Net decrease in cash and cash equivalents	(300)	(3,467)
Cash and cash equivalents at beginning of year	$10,341	$10,049
Cash and cash equivalents at end of period	$10,041	$6,582

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2013	2012	2013	2012
Revenues:
Commercial Airplanes	$38,301	$34,966	$13,987	$12,186
Defense, Space & Security:
Boeing Military Aircraft	11,541	11,982	3,543	3,710
Network & Space Systems	6,240	5,887	2,231	2,055
Global Services & Support	6,561	6,395	2,272	2,074
Total Defense, Space & Security	24,342	24,264	8,046	7,839
Boeing Capital	303	339	94	101
Other segment	80	79	26	27
Unallocated items and eliminations	(188)	(252)	(23)	(145)
Total revenues	$62,838	$59,396	$22,130	$20,008
Earnings from operations:
Commercial Airplanes	$4,289	$3,445	$1,617	$1,153
Defense, Space & Security:
Boeing Military Aircraft	1,024	1,176	221	424
Network & Space Systems	486	424	193	179
Global Services & Support	771	717	259	224
Total Defense, Space & Security	2,281	2,317	673	827
Boeing Capital	98	100	35	28
Other segment	(57)	(217)	44	(74)
Unallocated items and eliminations	(1,564)	(979)	(566)	(375)
Earnings from operations	5,047	4,666	1,803	1,559
Other income, net	41	39	19	17
Interest and debt expense	(290)	(330)	(95)	(110)
Earnings before income taxes	4,798	4,375	1,727	1,466
Income tax expense	(1,445)	(1,450)	(567)	(432)
Net earnings from continuing operations	3,353	2,925	1,160	1,034
Net loss on disposal of discontinued operations, net of taxes of $0, $2, $0 and $1	(1)	(3)	(2)	(2)
Net earnings	$3,352	$2,922	$1,158	$1,032

Research and development expense, net:
Commercial Airplanes	$1,297	$1,638	$432	$534
Defense, Space & Security	892	868	313	306
Other	34	39	10	13
Total research and development expense, net	$2,223	$2,545	$755	$853

Unallocated items and eliminations:
Share-based plans	($74)	($64)	(21)	(23)
Deferred compensation	(165)	(49)	(63)	(15)
Capitalized interest	(52)	(53)	(18)	(16)
Eliminations and other	(282)	(126)	(124)	(87)
Sub-total (included in core operating earnings)	(573)	(292)	(226)	(141)
Pension	(1,045)	(608)	(356)	(204)
Postretirement	54	(79)	16	(30)
Total unallocated items and eliminations	($1,564)	($979)	($566)	($375)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30			Three months ended September 30
Commercial Airplanes	2013		2012	2013	2012
737	330		310	112	102
747	16		21	4	8
767	17		20	5	7
777	73		62	26	20
787	40	(1)	23	23	12
Total	476		436	170	149
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	36		36	12	12
F-15E Eagle	3		8
C-17 Globemaster III	8		8	2	3
CH-47 Chinook	32		40	15	18
AH-64 Apache	31		13	11	10
P-8 Models	7		3	2	2
AEW&C			2

Network & Space Systems
Commercial and Civil Satellites	1		3		2
Military Satellites	1		6	1	3

Contractual backlog (Dollars in billions)	September 30 2013	June 30 2013	March 31 2013	December 31 2012
Commercial Airplanes	$344.3	$337.7	$322.0	$317.3
Defense, Space & Security:
Boeing Military Aircraft	26.4	26.5	26.6	29.2
Network & Space Systems	9.9	10.2	9.6	10.1
Global Services & Support	14.6	14.8	15.4	15.8
Total Defense, Space & Security	50.9	51.5	51.6	55.1
Total contractual backlog	$395.2	$389.2	$373.6	$372.4
Unobligated backlog	$19.9	$21.1	$18.1	$17.9
Total backlog	$415.1	$410.3	$391.7	$390.3
Workforce	170,800	172,200	173,100	174,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Nine months ended September 30		Three months ended September 30
	2013	2012	2013	2012
Revenues	$62,838	$59,396	$22,130	$20,008

GAAP Earnings From Operations	$5,047	$4,666	$1,803	$1,559
GAAP Operating Margin	8.0%	7.9%	8.1%	7.8%

Unallocated Pension/Postretirement Expense	$991	$687	$340	$234
Core Operating Earnings (non-GAAP)	$6,038	$5,353	$2,143	$1,793
Core Operating Margin (non-GAAP)	9.6%	9.0%	9.7%	9.0%

GAAP Diluted Earnings Per Share	$4.36	$3.84	$1.51	$1.35

Unallocated Pension/Postretirement Expense[1]	$0.84	$0.59	$0.29	$0.20

Core Earnings Per Share (non-GAAP)	$5.20	$4.43	$1.80	$1.55

Weighted Average Diluted Shares (millions)	769.8	762.3	769.1	765.2
Increase in GAAP Earnings Per Share	14%		12%
Increase in Core Earnings Per Share	17%		16%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
2013 Increase in Core Earnings Per Share
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

	Year Ended December 31, 2012		Year Ended December 31, 2013 Guidance
	Earnings Per Share		Earnings Per Share
GAAP Diluted Earnings Per Share	$5.11		$5.40 - 5.55
Unallocated Pension/Postretirement Expense	0.77	a	1.10	b
Core Earnings Per Share (non-GAAP)	$5.88		$6.50 - 6.65

Weighted average diluted shares (millions)	763.8		768.0
2013 Change in GAAP Earnings per Share			~ 7%
2013 Increase in Core Earnings per Share			~ 12%

a	Represents the net earnings per share impact of unallocated pension and postretirement expense of $899 million, net of the federal statutory tax rate of 35.0 percent.

b	Represents the net earnings per share impact of unallocated pension and postretirement expense of approximately $1.3 billion, net of the federal statutory tax rate of 35.0 percent.